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                                                                    EXHIBIT 1(c)

                          INVESCO Advisor Funds, Inc.


                             ARTICLES SUPPLEMENTARY
                       FILED PURSUANT TO SECTION 2-208.1
                    OF THE MARYLAND GENERAL CORPORATION LAW


INVESCO Advisor Funds, Inc., a Maryland corporation having its principal Maryland office in the city of Baltimore in the State of Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         The Corporation is authorized to issue Ten Billion Seventy Million (10,070,000,000) shares of Common Stock par value $.001 per share. The aggregate par value of all shares which the Corporation is authorized to issue is Ten Million Seventy Thousand Dollars ($10,070,000).

         The authorized shares are classified as 10,000,000 shares of the Equity Portfolio, 10,000,000 shares of the Income Portfolio, 10,000,000 shares of the Flex Portfolio, 10,000,000 shares of the MultiFlex Portfolio, 10,000,000 shares of the Relative Return Bond Portfolio, 10,000,000 shares of the Real Estate Portfolio, 10,000,000 shares of the International Value Portfolio, and 10,000,000,000 shares of the Cash Management Portfolio.

         FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on February 14, 1996, adopted a resolution (1) decreasing the allocation of 10,000,000 shares of common stock, par value $.001 per share, to the Relative Return Bond Portfolio series by 10,000,000 shares to zero (0) shares authorized; and (2) increasing the allocation of 10,000,000 shares of common stock, par value $.001
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per share to the Flex Portfolio series by 10,000,000 shares to 20,000,000 shares par value $.001 per share authorized.

         The Corporation is authorized to issue Ten Billion Seventy Million (10,070,000,000) shares of Common Stock par value $.001 per share. The aggregate par value of all shares which the Corporation is authorized to issue is Ten Million Seventy Thousand Dollars ($10,070,000).

         The authorized shares are classified as 10,000,000 shares of the Equity Portfolio, 10,000,000 shares of the Income Portfolio, 20,000,000 shares of the Flex Portfolio, 10,000,000 shares of the MultiFlex Portfolio, 10,000,000 shares of the Real Estate Portfolio, 10,000,000 shares of the International Value Portfolio, and 10,000,000,000 shares of the Cash Management Portfolio.

         SECOND: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

         THIRD: The total number of shares of capital stock that the Corporation has the authority to issue has been reclassified by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law and pursuant to the authority contained in the charter of the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, that matters and facts set forth herein as to authorization and
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approval are true in all material respects and that this statement is made under the penalties of perjury.



         Dated this 14 day of February, 1996.


[CORPORATE SEAL]                       INVESCO ADVISOR FUNDS, INC.




                                       By: /s/ HUBERT L. HARRIS
                                          ---------------------------------
                                          Hubert L. Harris, Jr.
                                          President




ATTEST:


By: /s/ TONY D. GREEN
   -------------------------------
   Tony D. Green
Secretary